April 2008

Fellow Shareholders:

The market tailwinds that benefited our share price and the share prices of other REITs through the second quarter of 2007 turned into a headwind reducing our share price substantially by year end.  While cash available for distribution as well as our dividend increased in 2007, total annual shareholder return declined for the first time under current management by 17%.  We make no excuse for this result but believe that, as discussed in this letter, we have well positioned the company to protect against the risks of the current market downturn and to take advantage of the opportunities that will be afforded.

Throughout 2007, we continued the conservative investment approach of 2006 avoiding the auction environment for single asset transactions, electing instead to invest our equity capital through joint ventures with existing partners.  Together with the Sealy group we formed a second joint venture to acquire a 50% interest in an $87 million 13 building flex office complex located in Nashville compromising 1,155,000 square feet of leaseable space.  Expanding on our Marc Realty platform, we converted the distressed debt position acquired in 2006 into ownership of 241,000 square feet of office space together with an adjoining 131 space parking lot in Chicago.  In addition, we jointly purchased a $22.6 million underperforming 226,000 square office building located in downtown Chicago.  Our ventures with Marc Realty, which seek to acquire and then reposition underperforming office properties, continue to generate superior profitability as represented by the sale of two properties in 2007 yielding a 28.3% blended return to our investment.

The principal focus of our investment activity in 2007 was through our joint venture debt platform with Lexington Realty Trust, Concord Debt Holdings (“Concord”).  Together with Lexington, we grew the portfolio from $610 million in assets to approximately $1.2 billion by year’s end.  The loans acquired and originated are in each case consistent with the criteria which we apply to our equity investments; that is, we limit our lending to conventional apartments, retail, warehouse, office, and quality hospitality assets.  We avoid condominium, residential, raw-land, specialty use, manufacturing or development properties.  We will not acquire a loan tied to any asset in which we lack management expertise and as to which there are not a number of potential buyers.  Concord currently has no non-performing bonds or loans in its portfolio.

Operationally, we are very pleased with the performance of our assets in 2007.  Our core portfolio of wholly owned properties is currently 98% occupied.  Our joint venture with Marc Realty, which focuses on acquiring underperforming office buildings for repositioning, is presently 80% occupied as compared to 81% occupied at 2006 year’s end.  The difference primarily results from the addition of two new underperforming properties and the sale of two well leased properties.  The two Sealy joint ventures concluded the year with an 89% occupancy rate as compared to 87% in 2006 for the single joint venture.

Obviously, the immediate questions before us is how do we view the present economic and investment climate and how will that impact on us and our investment strategies for the future.  We are all well aware that the country in general and real estate in particular are undergoing an unparalleled liquidity crisis in both suddenness of occurrence and breadth of impact.  While we lack the ability to make macroeconomic predictions, we would be foolish not to incorporate in our planning the likelihood of slowing economic growth if not outright recession.  As real estate asset values correlate closely to the availability and affordability of debt and equity capital, we believe that the resulting increase to their cost will ultimately translate into a decline in real estate pricing.  Further, an economic slowdown reducing user demand for real estate assets can only magnify the downward pressure on real estate values.  It has always been our view, however, that corrective cycles create the most significant opportunities for extraordinary risk adjusted returns which we intend to exploit.

Before we can seek new opportunities, we first must make certain that all reasonable steps have been taken to both protect against and prepare for the rigors of this changed environment.  Each of our investment platforms and investments is essentially a standalone business such that any potential problems or liabilities which might occur are limited to that specific platform or investment.  Consequently, our exposure in each case is limited to our equity in that particular investment and not to Winthrop as a whole.  Further, inclusive of extension rights, the secured debt of our wholly owned assets has no debt maturing in 2008, approximately $9.5 million or 4% of the total outstanding debt maturing in 2009, and the balance of $226 million or 96% of our total debt maturing in 2011 or later.  In addition, the company has an unused credit facility of $70 million.  With respect to Concord, 44% of the platform’s debt obligations mature in November of 2016 and 45% has been extended to mature in March of 2011.  The remaining approximately 10% of its debt, or $87.8 million, has a maturity of less than one year.  Moreover, we recently obtained for Concord its own $100 million three year term revolver with which to make new investments as well as to reduce the amount of its existing outstanding liabilities if needed.

While we have “battened down the hatches” as it were, we also have taken significant steps to permit us to pursue the opportunities which we believe will be forthcoming in the future.  Most importantly, we will have increased our cash position from $36.7 as of year end to approximately $130 million upon conclusion of our outstanding rights offering and $200 million when one includes the aforementioned $70 million revolving loan facility.  We suspect that our company, upon conclusion of the rights offering, will have more cash as a percentage of share price than most, if not all, other publicly traded real estate investment trusts.  We strongly believe that at this point of the investment cycle “cash will be king” and we intend to be accorded royal treatment.

Management is dedicated to an opportunistic value oriented real estate investment strategy having previously participated in a number of real estate downturns.  The effects and duration of each downturn is as unique as its origins and currently impossible to predict.  Nevertheless, our prior experience has provided us with certain lessons as to which we intend to adhere in this cycle.  First, tread cautiously and deliberately.  More often than not those that rush to invest too early in a downturn needlessly expose their capital to excessive risk and miss more attractive opportunities that may emerge later in the cycle.  Focus on investing in the highest quality assets.  Since their pricing falls almost to the same extent as lesser quality assets and their price recovery is generally quicker and more certain, these assets constitute the best bargains.  If you have the stomach for it as we do, consider both performing and distressed debt as a near term investment strategy.  Why not enjoy exceptional yields, with the possibility of acquiring an asset at a discounted price point.  When available, strongly consider portfolio and corporate real estate investments.  You are almost always less likely to be mistaken in your valuation of 30 assets than you are with respect to one asset.  Finally, pursue joint venture investment platforms as a means of diversifying your opportunities and maximizing the returns on your capital.

In summary, we believe that over the past several months we have taken the needed steps to position Winthrop both to avail itself of the investment opportunities which are likely to occur and to reduce our exposure to the risks that are equally likely to arise.

Once again, I want to acknowledge the significant efforts and contributions made by our entire management team, our advisor’s personnel and our dedicated Board of Trustees.  We are all of course disappointed by the recent resignation of Bruce Berkowitz a long time Trustee of the company from the Board.  His insight and perspectives will certainly be missed.  He has assured me, however, that as an ongoing shareholder and personal friend, we will continue to have his ear when needed.  I also would like to welcome to the Board of Trustees Steven Zalkind, a very experienced and successful real estate investor from whose advice and tutelage I have benefitted from for more than 25 years.  Additionally, I am pleased that Thomas McWilliams has been nominated for a position on our Board of Trustees.  Tom is the managing partner of the investment committee of Court Square Capital Partners, a private equity company that manages approximately $6 billion.  His experience in the private equity world will give Winthrop an investment perspective not previously available to us.

As always, I look forward to meeting with you at our annual meeting on May 21 and addressing any questions which you might have.

Sincerely,

Michael L. Ashner
Chief Executive Officer